EXHIBIT 99.1

Dear Financial Professional:

As you are aware, Griffin Capital Essential Asset REIT, Inc. (“GCEAR”) will hold its annual meeting of stockholders (the “Annual Meeting”) on June 14, 2017 at GCEAR’s headquarters located at Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245.

The agenda for the Annual Meeting includes two proposals to amend and restate GCEAR’s charter to (i) remove certain limitations previously required by the North American Securities Administrators Association during GCEAR’s primary offering period; and (ii) make certain revisions to enable the declaration and payment of a dividend of one class of stock to the holders of another class of stock (the “Charter Amendment Proposals”). These proposed revisions to GCEAR’s charter are intended to (a) make GCEAR’s charter similar to other public companies, particularly those that are listed on a national securities exchange, and (b) provide the board of directors of GCEAR with flexibility that may be needed as GCEAR explores potential exit strategies in anticipation of possible stockholder liquidity events.

I would like to take this opportunity to remind you to reach out to your clients and encourage them to cast their votes on these and other matters proposed at the Annual Meeting. For the Charter Amendment Proposals to be approved, GCEAR must receive the affirmative vote of a majority of GCEAR’s outstanding shares on each such proposal. Each stockholder’s vote is important, and we encourage our stockholders’ active participation in our Annual Meeting voting process.

Sincerely,

/s/ Kevin A. Shields
Kevin A. Shields

Chairman & CEO
Griffin Capital Essential Asset REIT, Inc.